Exhibit 99.1

Verde Bio Holdings, Inc. Closes Acquisition of Mineral and Royalty Interests

—Acquisition Includes Revenue Producing Assets in Haynesville Shale of Louisiana and Delaware Basin of Texas—

FRISCO, TEXAS, March 24, 2021 (GLOBE NEWSWIRE) — via NewMediaWire — Verde Bio Holdings, Inc. (OTC: VBHI) today announced that it has closed on the Haynesville Shale portion of a previously announced purchase as well as another property located in Reeves County, Texas, for a combined purchase price of $127,500. Verde is entitled to the cash flow on both properties from production attributable to the acquisition beginning on or after March 1, 2021. The two deals bring the total number of acquisitions to six for the Company to date.

Scott Cox, Director and Chief Executive Officer of Verde Bio Holdings, said, "These two properties are great additions to our portfolio of high-quality, revenue producing assets. We continue to identify and acquire a good balance of oil and gas properties which add value across the board and help to build a world-class portfolio.

“We are fortunate to have funding and to be at the right place at the right time to take advantage of these deals during this time of great buying opportunities. Deals like this continue to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios with the downturn of oil and gas prices.

“We have acquired the right balance of oil and natural gas in the existing producing wells and future drilling locations as well as high quality operators.  We remain focused on executing our business plan and creating long-term value for our shareholders,” Mr. Cox said.

Acquisition Highlights:

Haynesville Shale highlights:

o    Natural Gas rich Haynesville Shale Mineral Interest in Desoto and Sabine Parish, Louisiana County, Texas operated by Indigo Natural Resources.

o    Six wells currently in production across the acquired acreage producing approximately $2,500 per month in revenue.

o    Indigo currently working to prove up the Cottonwood Lime formation in the area which adds significant uphole potential for stacked production.

o    Currently there are 8 drilling rigs running in this area.

Delaware Basin highlights:

o    Delaware Basin Mineral Interest in Reeves County, Texas, located in the heart of the Delaware Basin at Reeves and Loving County lines with stacked zones and multiple zones uphole present and being explored nearby.

o    Operated by best-in-class EOG Resources.

o    Six wells producing horizontally from the Wolfcamp A and Sprayberry Trend across the acreage with approximately $500 per month in revenue.

Mr. Cox continued: “We are excited about the growth opportunities with this package, both through the drill bit as well as through a rise in commodity prices and optimistic about the future development of these assets for many years to come. With acquisitions such as this, we believe strongly in the future success of Verde Bio Holdings as a leading consolidator in the highly fragmented minerals market."

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-probability, lower risk onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of non-operated working interests and royalty interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584